[CorVu Logo]

               CORVU CORPORATION ANNOUNCES DATE OF ANNUAL MEETING

Minneapolis - October 8, 2003 - CorVu(R) Corporation (OTC BB: CRVU), a leading provider of enterprise performance management solutions, today announced that its Board of Directors decided to hold the annual meeting of its shareholders on December 18, 2003. All shareholders of record as of the close of business on November 6, 2003 will be entitled to vote at the annual meeting or any adjournment thereof. The Company intends to file its proxy statement with the Securities and Exchange Commission on November 10, 2003, and it will mail the proxy statement to its shareholders on the same day.

The Company advanced the date for its annual meeting by more than 30 calendar days from its last annual meeting, which was held on February 4, 2003. Any shareholder who wants to submit a shareholder proposal for inclusion in the Company's proxy material has to do so a reasonable time prior to the printing and mailing of the Company's proxy statement. A shareholder proposal will be considered untimely if the Company has not received such proposal a reasonable time prior to the mailing of its proxy material.

Shareholder proposals may be mailed to CorVu Corporation, 3400 West 66th Street, Suite 445, Edina, MN 55435. For further information, please call 800.610.0769 or email info@corvu.com.


About CorVu Corporation
CorVu Corporation provides enterprise performance management solutions that empower our customers to achieve strategic objectives and improve performance. Offering comprehensive business intelligence, Balanced Scorecard, risk performance management, corporate governance, and budgeting solutions, CorVu has over 4,500 customers, including leading suppliers in aerospace, banking, financial services, healthcare, hospitality, insurance, manufacturing, mining, the public sector, telecommunications, and transportation. For more information on how CorVu can help drive breakthrough performance at your organization, please visit http://www.corvu.com or call 800.610.0769.

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Contact:
Sara Upchurch
CorVu Corporation
+1 678 366 4884
pr@corvu.com